AMENDMENT TO THE MATRIA HEALTHCARE, INC.
                 1996 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN
             APPROVED BY THE BOARD OF DIRECTORS ON FEBRUARY 24, 1998
                     AND BY THE STOCKHOLDERS ON MAY 18, 1998

          Paragraph 5(b) of the Matria Healthcare, Inc. 1996 Directors' Non-qualified Stock Option Plan is hereby amended by deleting the
         second  sentence  therein  and  substituting   therefor  the  following
         sentence:

                  "Beginning with the first annual meeting of the Company's stockholders following the Initial Grant Date and thereafter at each subsequent annual meeting of the Company's stockholders, each Outside Director who continues as an Outside Director immediately following each such annual meeting shall be granted an option to purchase 10,000 shares of Stock ("Subsequent Grant"); provided that no Subsequent Grant shall be made to any Outside Director who has not served as an Outside Director of the Company, as of the time of such annual meeting, for at least one year."

         IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of Matria Healthcare, Inc. effective May 18, 1998.

                                            MATRIA HEALTHCARE, INC.


                                            By_________________________________
                                              Donald R. Millard, President